Exhibit 23.1

Consent of Independent Auditor

The Board of Directors
Worthington Armstrong Venture:

We consent to the incorporation in this Form 8-K of Worthington Industries, Inc. of our report dated February 17, 2014, with respect to the consolidated balance sheets of Worthington Armstrong Venture and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income and comprehensive income, partners’ deficit and cash flows for each of the years in the three-year period ended December 31, 2013, which report appears in Exhibit No. 99.1 of this Form 8-K of Worthington Industries, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania
April 7, 2014